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                                   EXHIBIT 3.3

                            CERTIFICATE OF AMENDMENT

                                       OF

                      RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                          ROBOTIC VISION SYSTEMS, INC.

ROBOTIC VISION SYSTEMS, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY:

FIRST: That at a meeting of the Board of Directors of the Corporation held November 24, 2003 a resolution was duly adopted, in accordance with the authority granted to the Board of Directors by the stockholders of the Corporation at a meeting held November 11, 2003, setting forth an amendment to the Restated Certificate of Incorporation of the Corporation. The resolution setting forth the amendment is as follows:

     RESOLVED, that Article FOURTH of the Restated Certificate of Incorporation be amended to read as follows:

          "FOURTH: the Corporation shall be authorized to issue one hundred million (100,000,000) shares with a par value of one cent ($0.01) per share.

          At 5:00 p.m., EST, on the date of the filing of this Certificate of Amendment to the Restated Certificate of Incorporation, all outstanding shares of Common Stock held by each holder of record on such date shall be automatically combined at the rate of one-for-five without any further action on the part of the holders thereof or the Corporation. No fractional shares will be issued as a result of this combination . In lieu of any fractional shares to which the stockholder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then fair market value of the shares as determined by the Board of Directors of the Corporation."

SECOND: That the aforesaid amendment was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by
Pat V. Costa, its President, and Jeffrey P. Lucas, its Secretary, this 26th day of November, 2003.

                                                      /s/ Pat V. Costa
                                                      --------------------------
                                                      Pat V. Costa, President

ATTEST:

/s/ Jeffrey P. Lucas
-----------------------------
Jeffrey P. Lucas, Secretary

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